EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our report dated March 24, 2005, except for Note 19, as to which the date is March 30, 2005, and Note 13, as to which the date is May 31, 2005 accompanying the consolidated financial statements and schedule included in the Annual Report of Tarrant Apparel Group and subsidiaries on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of said report in the Registration Statement and the related Prospectus and to the use of our name as it appears under the caption "Experts."

/s/  GRANT THORNTON LLP

Los Angeles, California
September 8, 2006